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                                  EXHIBIT 21.0

                         SUBSIDIARIES OF THE REGISTRANT
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                         SUBSIDIARIES OF THE REGISTRANT

The following are descriptions of subsidiaries which are directly or indirectly owned by the BostonFed Bancorp, Inc .(the "Company"):

Boston Federal Savings Bank. Boston Federal Savings Bank ("Boston Federal") is a subsidiary of the Company and is a federally-chartered savings bank.

Broadway National Bank. Broadway National Bank ("Broadway National") is a subsidiary of the Company and is a nationally-chartered commercial bank.

BFD Preferred Capital Trust I. BFD Preferred Capital Trust I is a subsidiary of the Company and was organized as a common law trust under New York law in 2000. BFD Preferred Capital Trust II. BFD Preferred Capital Trust II is a subsidiary of the Company and was organized as a statutory business trust under Delaware law in 2000.

Diversified Ventures, Inc. d/b/a Forward Financial Company. Forward Financial Company was acquired by Boston Federal in December 1999. It is incorporated under Massachusetts law and operates as a subsidiary of Boston Federal.

Elmsmere Insurance Agency, Inc. Ellsmere Insurance Agency, Inc. was acquired by Broadway National in December 1999. It is incorporated under Massachusetts law and operates as a subsidiary of Broadway National.

BFS Preferred Capital Corp. BFS Preferred Capital Corp. is a subsidiary of Boston Federal and was organized under Massachusetts law in 1998 as a real estate investment trust, in satisfaction of Section 858 of the Internal Revenue Code of 1986, as amended.

BNB Preferred Capital Corp. BNB Preferred Capital Corp. is a subsidiary of Broadway National and was organized under Massachusetts law in 1998 as a real estate investment trust, in satisfaction of Section 858 of the Internal Revenue Code of 1986, as amended.

BFS Security Corp. BFS Security Corp. is a subsidiary of Boston Federal and was organized under Massachusetts law in 1998 as an investment subsidiary.

BNB Security Corp. BNB Security Corp. is a subsidiary of Broadway National and was organized under Massachusetts law in 1998 as an investment subsidiary.

BF Funding Corporation. BF Funding Corporation is a subsidiary of the Company and was organized under Massachusetts law in 1995 for purposes of funding the Boston Federal Savings Bank ESOP plan.

Leader Corporation. Leader Corporation is incorporated under Massachusetts law and is a subsidiary of Boston Federal.
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Connelly Development Corporation. Connelly Development Corporation is
incorporated under Massachusetts law and is a subsidiary of Leader Corporation. It has been inactive and was closed in 2001.

Connelly Hill Limited Partnership. Connelly Hill Limited Partnership is a partnership under Massachusetts law. It is owned by Leader Corporation and Connelly Development Corporation. The partnership is inactive and was closed in 2001.